                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         CORESTATES FINANCIAL CORP
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: (i) Common Stock, par value $1.00 per share ("CoreStates Common Stock") of the Registrant, to be issued in connection with the transaction and (ii) Common Stock, par value $5.00 per share ("Meridian Common Stock") of Meridian Bancorp Inc. ("Meridian"), to be acquired by the Registrant in the transaction.

    (2) Aggregate number of securities to which transaction applies: (i) 88,395,719 being the maximum numer of shares of CoreStates Common Stock to be issued in the transaction and (ii) 72,159,771 being the maximum number of shares of Meridian Common Stock to be acquired by the Registrant in the transaction.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The per unit price of each share of Meridian Common Stock is $45.8125 (the average high and low sale price of such stock quoted on the National Association of Securities Dealers Automated Quotation National Market System on December 28, 1995). The filing fee of $661,163.90 is calculated in accordance with Rule 0-11(c)(1) under the Exchange Act as one-fiftieth of one percent of the product of 72,159,771 shares to be acquired in the transaction and $45.8125.

    (4) Proposed maximum aggregate value of transaction:  $3,305,819,509.

    (5) Total fee paid:  $661,163.90

[X] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
        $661,193.90 ($617,868.80 paid on November 14, 1995; $43,325.10 paid on
        January 5, 1996)
        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
        Schedule 14A Cover Page (File No. 0-6879); Registration Statement No. 33300067
        -----------------------------------------------------------------------

    (3) Filing Party:
        CoreStates Financial Corp
        -----------------------------------------------------------------------

    (4) Date Filed:
        November 14, 1995 (Preliminary Proxy Materials) and January 5, 1996 (Registration Statement)
        -----------------------------------------------------------------------
Notes:

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                          CORESTATES FINANCIAL CORP.
                      Philadelphia National Bank Building
                           Broad & Chestnut Streets
                    Philadelphia, Pennsylvania  19101-7618






January 17, 1996


To our shareholders:


It is a pleasure to report record CoreStates earnings for both the fourth quarter and the full year 1995. This strong financial performance rounded out a year of exceptional efforts by our people that included the company-wide "BEST" process redesign project and a definitive agreement for the largest merger in our history.

Net income was $137.0 million or 99 cents per share in the fourth quarter and $452.2 million or $3.22 per share for the full year, compared to 78 cents and $1.73 per share, respectively, in 1994.

Operating earnings, excluding a member of one-time items in both years, were $132.9 million or 96 cents per share in the fourth quarter and $503.0 million or $3.58 per share for the full year. Operating earnings per share were up 23% compared to 1994 for both the quarter and the year.

These strong results kept CoreStates near the top of the industry in performance ratios. Based on operating earnings, returns on average assets were 1.84% for the fourth quarter and 1.77% for the full year, and returns on equity were 22.52% for the quarter and 21.78% for the full year.

The earnings improvement was driven primarily by growth in net interest income and reduction of non-financial expenses.

Net interest income for the full year was up 7.1% or nearly $100 million, based on growth in average loans of 6.0% and an increase in the net interest margin from 5.80% to 5.97% for the year. CoreStates' net interest margin has been one of the strongest in the banking industry for many years.

Total non-financial expenses were down 2.7%, or $33 million, for the year. CoreStates' operating expense ratio (expenses as a percentage of total revenues) was 56.2% for the year, compared to 61.0% for the full year 1994.

Our measures of credit quality improved significantly during the year. Total non-performing assets declined to $177 million at December 31, 1995, from $311 million a year earlier. The 1995 figure represented 0.58% of total assets. Our reserve for possible loan losses at the end of 1995 was $495 million, or 2.35% of total loans.

Consolidated total assets at December 31 were $29.6 billion, including consolidated net loans of $21.0 billion. Consolidated total deposits were $21.5 billion. Total shareholders' equity was $2.38 billion or 8.0% of total assets, and other measures of capital strength also were strong.

During 1995, CoreStates people devoted major effort to the corporate redesign project, BEST (Building Exceptional Service Together), which emphasized improving our focus on customers, strengthening the cultural changes underway at CoreStates including our quality initiative, and improving productivity. We announced the results of the redesign at the end of March. During the balance of 1995 we implemented 80% of the more than 3,000 approved redesign ideas, including nearly all that directly benefit customer service.

The project has run well ahead of schedule in reaching its financial targets. For the fourth quarter the favorable financial impact of BEST was 15 cents per share -- 60 cents per share annualized, or two-thirds of the annualized financial benefit we originally projected to achieve by the fourth quarter of 1996.

On October 10, as you know, we announced a definitive agreement for a merger with Meridian Bancorp to create a $45 billion assets banking organization with leading market positions in our geographic region and selected national and global market segments. We have called a joint proxy statement for the special CoreStates shareholder meeting that has been called for 8:30 a.m. on February 6, 1996, at the Doubletree Hotel in Philadelphia to consider the proposed merger and related proposal to increase authorized shares. If you have not already done so, I urge you to review the statement and return your proxy for the meeting. You are of course encouraged to attend in person. The directors recommend approval of the two proposals that have been placed before the meeting.

These subjects and other significant developments of 1995 will be discussed in greater detail in the annual report we expect to mail during March. You are cordially invited to attend the regular annual meeting of shareholders scheduled this year for 8:30 a.m. Tuesday, May 21, 1996, at the Doubletree Hotel, Broad and Locusts Streets, Philadelphia.

We wish you a very happy and prosperous 1996, and invite your comments or questions at any time.

Sincerely,

/s/Terrence A. Larsen